UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2025

Red Cat Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	001-40202 (Commission File Number)	88-0490034 (I.R.S. Employer Identification No.)

15 Ave. Munoz Rivera Ste 2200 San Juan, PR (Address of principal executive offices)	00901 (Zip Code)

Registrant’s telephone number, including area code: (833) 373-3228

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001	RCAT	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On April 9, 2025, we entered into a First Amendment (the “Amendment”) to the terms of the Senior Secured Promissory Note and Warrant issued to Lind Global Asset Management XI LLC (“Lind”) on February 10, 2025.

As previously disclosed, pursuant to a Securities Purchase Agreement (the “SPA”) with Lind dated February 10, 2025 we received $15 million in funding from Lind in exchange for our issuance to Lind of a Senior Secured Convertible Promissory Note in the amount of $16,500,000 (the “Note”) and a Common Stock Purchase Warrant for the purchase of 1,000,000 shares of our common stock at a price of $15.00 per share, exercisable for 5 years (the “Warrant”).

The Note and the SPA contained certain covenants, including: (i) in the event of new issuances of our common stock at a price less than the Conversion Price then in effect, the Conversion Price will be adjusted to the price paid for the newly issued shares of common stock (the “Price Reset Provision”); (ii) in the event we issue new securities in exchange for gross proceeds of greater than $15 million, we are required to pay the lower of 20% of the proceeds of such offering, or 20% of the balance of the Note, toward repayment of the Note (the “Offering Proceeds Provision”); and (iii) in the event we undertake a new offering of securities, Lind has the right to purchase up to 20% of the securities issued in the new offering (the “Participation Rights”). The Warrant contained provisions that would adjust the exercise price of the Warrant in certain circumstances, including if the Company issued new securities at a price less than the then-current exercise price.

Under the original terms of the Note, (i) the balance of the Note was due and payable on February 10, 2026; (ii) the amount due under the Note was convertible by Lind from time to time at a price equal to the lower of “Conversion Price” of $16.15 per share, or the “Repayment Share Price,” which is defined as ninety percent (90%) of the average of the five (5) lowest daily VWAPs for our common stock during the twenty (20) trading days prior to the conversion date, subject to a floor price; (iii) conversions under the Note are limited to a maximum of $1,650,000 in any calendar month, subject to increase upon our optional written consent; and (iv) upon receipt of a conversion notice under the Note, we could, if the applicable Repayment Share Price is below the Conversion Price, elect to pay the conversion amount, plus a 2.5% premium, in cash and in lieu of issuing common stock.

Under the Amendment, and in exchange for a waiver of Price Reset Provision and certain other covenants, the terms of the Note, Warrant and the SPA were amended as follows:

•	The balance of the Note was increased to $18,150,000;

•	The Conversion Price of the Note was lowered to $9.52 per share;

•	The exercise price for the Warrant was lowered to $7.62 per share;

•	The maturity date of the Note was extended to May 10, 2026;

•	Upon receipt of a conversion notice under the Note, we may, if the applicable Repayment Share Price is below the Conversion Price, elect to pay up to 50% of the conversion amount, plus a 2.5% premium, in cash and in lieu of issuing common stock; and

•	The Price Reset Provision, the Offering Proceeds Provision, and the Participation Rights were waived for a limited time, until April 17, 2025.

The foregoing descriptions of the Amendment do not purport to be complete and are qualified in their entirety by the full text of the Amendment, which should be reviewed in its entirety for additional information. A copy of the Amendment is filed herewith as Exhibit 10.1.

Section 9 – Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	First Amendment to Senior Secured Convertible Promissory Note and Warrant
104	Cover Page Interactive Data file (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED CAT HOLDINGS, INC.

Dated: April 10, 2025	By:	/s/ Jeffrey M. Thompson
	Name:	Jeffrey M. Thompson
	Title:	Chief Executive Officer